Exhibit 99.2

Nexters reports 40% bookings growth in Q2 2021, confirms PIPE investment and SPAC transaction closing timeline

●	The company continues to deliver strong growth in quarterly bookings by 40% and an increase in the number of Monthly Paying Users by 43% in Q2 2021 year over year.

●	Additional investments secured: $50 million via PIPE from Mubadala Investment Company and VPE Capital.

●	Total investments reached $100 million which provides the cash minimum required under the business combination agreement, the SPAC merger deal is now expected to close by the end of Q3 2021.

July 19, 2021 -- Limassol, Cyprus -- Nexters, an international game development company that is in the process of closing a business combination with a SPAC company Kismet Acquisition One Corp (Nasdaq: KSMT, KSMTU, KSMTW), saw continued success in its approach to bring core gaming experiences to casual audiences as it announced further growth of Bookings in Q2. Nexters also reached the minimum cash condition required under the business combination agreement as a result of PIPE funding commitments, the transaction is now expected to close by the end of Q3 2021.

The Q2 results feature strong financial and operating performance after following sustainable growth for the beginning of the year. Fueled by successful marketing initiatives, Nexters reached $154 million in Bookings in Q2 2021 - 40% higher year-over-year for the same period in 2020.

This rapid growth came with an increase of monthly paying players by 43% year-over-year to approximately 400,000 paying players. Despite the significant inflow of new payers, who tend to spend less in the beginning of their lifespan, the blended average bookings per paying player kept relatively flat at $125.

“Our savvy marketing and fun games are landing well with a growing audience who haven’t stopped playing games,” Andrey Fadeev, Nexters CEO said. “These successes are further fuel for our readiness to go public.”

Additional investment has been secured thus letting Nexters to meet the minimum cash condition required under the business combination agreement. $50 million will be invested via PIPE (Private Investment in Public Equity) by Mubadala Investment Company and VPE Capital. The PIPE investment along with $50 million from SPAC sponsor Kismet Sponsor Limited provides the required minimum of $100 million.

Faris Al Mazrui, Head of Mubadala’s Russia and CIS Investment Program, said: “We are excited to establish this partnership with Ivan Tavrin and Kismet through this investment into Nexters. The company fits well within our expanding portfolio of tech companies that we believe will deliver long term and sustainable returns. Nexters is led by a strong and visionary management team, and is well-positioned to benefit from the ever-evolving games market.”

Roman Kudryashov, Partner of VPE Capital, said: “The gaming space is one to which we have been looking to gain exposure for some time, and we are convinced that Nexters offers a great growth opportunity for us and our LPs. The company demonstrates the kind of dynamic entrepreneurship we like to see in our Fund. We are very much looking forward to working with our new partners.”

The secured investments provide transaction security for closing the deal, which is now expected to be completed by the end of Q3 2021, subject to regulatory approval and other customary conditions. After closing of the business combination, Nexters is expected to trade on Nasdaq Global Select Market under the “GDEV” ticker symbol.

On January 31, Nexters and Kismet Acquisition One Corp (“Kismet”) entered into a definitive business combination agreement that will result in Nexters becoming a publicly-listed company on Nasdaq. The transaction, which placed Nexters at an enterprise value of $1.9 billion, will be funded by approximately $250 million of cash held in trust by Kismet, subject to potential redemptions, as well as the additional $50 million investment by the SPAC Sponsor, Kismet Sponsor Limited, and $50 million in the aggregate from PIPE investors Mubadala Investment Company and VPE Capital. The transaction is expected to close by the end of Q3 2021. Please find more information about this business combination at: https://nexters.com/investors_content

About Nexters

Nexters is an international game development company which strives to introduce the joy of core gaming experiences to casual players. Thanks to such hit games like Hero Wars, Throne Rush, and others the company reached over 200 million installs worldwide and became one of the top five independent mobile game companies in Europe. Headquartered in Cyprus, Nexters is built upon a team of 500+ inspired game developers. Please find more information about Nexters at: https://nexters.com and follow Nexters on LinkedIn

Nexters Contacts:

PR: Andrey Akimov | Chief Communications Officer
aa@nexters.com

IR: Roman Safiyulin | Investor Relations Officer
r.safiyulin@nexters.com

About Mubadala Investment Company

Mubadala Investment Company is a sovereign investor managing a global portfolio, aimed at generating sustainable financial returns for the Government of Abu Dhabi.

Mubadala’s $243.4 billion (AED 894 billion) portfolio spans six continents with interests in multiple sectors and asset classes. We leverage our deep sectoral expertise and long-standing partnerships to drive sustainable growth and profit, while supporting the continued diversification and global integration of the economy of the United Arab Emirates.

Headquartered in Abu Dhabi, Mubadala has offices in London, Rio de Janeiro, Moscow, New York, San Francisco and Beijing.

For more information about Mubadala Investment Company, please visit: https://www.mubadala.com

About VPE Capital

VPE Capital is a specialist emerging market asset manager focused on investing institutional funds to enhance risk weighted returns with a focus on the CIS region.

For more information about VPE Capital, please visit: https://www.vpe-capital.com

DISCLAIMERS

This press release shall neither constitute an offer to sell or the solicitation of an offer to buy any securities, nor there any sale of securities in any jurisdiction in which the offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

Use of Projections. The financial projections, estimates and targets in this press release are forward-looking statements that are based on assumptions that are inherently subject to significant uncertainties and contingencies, many of which are beyond Kismet’s and Nexters’ control. Although all financial projections, estimates and targets are necessarily speculative, Kismet and Nexters believe that the preparation of prospective financial information involves increasingly higher levels of uncertainty the further out the projection, estimate or target extends from the date of preparation. The assumptions and estimates underlying the projected, expected or target results are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the financial projections, estimates and targets. The inclusion of financial projections, estimates and targets in this press release should not be regarded as an indication that Kismet and Nexters, or their representatives, considered or consider the financial projections, estimates and targets to be a reliable prediction of future events.

Additional Information; Participants in the Solicitation. Nexters has filed a registration statement with the SEC that includes a preliminary proxy statement of Kismet and a preliminary prospectus of Nexters (the “proxy statement/prospectus”). The definitive Proxy Statement/Prospectus will be mailed to Kismet’s shareholders as of a record date to be established for voting on the contemplated business combination when it becomes available. Kismet shareholders and other interested persons are urged to read the proxy statement/prospectus and any other relevant documents filed with the SEC because they contain important information about Kismet, Nexters and the contemplated business combination. Kismet shareholders will be able to obtain a free copy of the proxy statement/prospectus, as well as other filings containing information about Kismet, Nexters and the contemplated business combination, without charge, at the SEC’s website located at www.sec.gov.

Kismet, Nexters and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from Kismet’s shareholders in connection with the proposed transaction. A list of the names of such directors and executive officers and information regarding their interests in the business combination are contained in the proxy statement/prospectus. You may obtain free copies of these documents as described in the preceding paragraph. This press release does not contain all the information that should be considered in the contemplated business combination. It is not intended to for many basis of any investment decision or any decision in respect to the contemplated business combination. .

Forward Looking Statements. Certain statements in this press release may constitute “forward-looking statements” for purposes of the federal securities laws. Such statements are based on current expectations that are subject to risks and uncertainties. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements.

The forward-looking statements contained in this press release are based on Kismet’s and Nexters’ current expectations and beliefs concerning future developments and their potential effects on Kismet and Nexters. There can be no assurance that future developments affecting Kismet and Nexters will be those that Kismet and Nexters have anticipated. Forward-looking statements involve a number of risks, uncertainties (some of which are beyond Kismet’s and Nexters’ control) or other assumptions. You should carefully consider the risks and uncertainties described in the “Risk Factors” section of the registration statement on Form F-4 relating to the business combination, filed by Nexters and other documents filed by Nexters and Kismet from time to time with the SEC. Should one or more of these risks or uncertainties materialize, or should any of Kismet’s or Nexters’ assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and Kismet and Nexters undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

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